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                                                                 EXHIBIT (a)(8)

                                INFOSPACE, INC.
                    VOLUNTARY STOCK OPTION EXCHANGE PROGRAM
                         PROMISE TO GRANT STOCK OPTION

Dear:

   On behalf of InfoSpace, Inc. (the "InfoSpace"), I am writing to you regarding InfoSpace's recent offer to exchange (the "Offer") certain outstanding options with an exercise price of $10.00 or more per share for a new option or options which InfoSpace will issue under its Restated 1996 Flexible Stock Incentive Plan.

   The Offer expired at 9:00 p.m., Pacific Time, on February 15, 2002. Promptly following the expiration of the Offer and pursuant to the terms and conditions of the Offer, InfoSpace accepted for exchange options to purchase a total of shares of common stock and cancelled all such options.

   [The following relates to employees who will receive an Exchange Option and a Compensatory Option in exchange for their Eligible Options: In accordance with the terms of the Offer, InfoSpace hereby promises to grant you a
nonstatutory stock option to purchase        shares of common stock (the
"Exchange Option") and (ii) a nonstatutory stock option to purchase shares of common stock (the "Compensatory Option") on August 20, 2002. InfoSpace has agreed to grant you the Exchange Option and the Compensatory Option (each individually, the "New Option") in exchange for a stock option (or
stock options) to purchase an aggregate of        shares of InfoSpace common
stock (the "Old Option") that you tendered to InfoSpace for cancellation pursuant to the terms of the Offer. InfoSpace cancelled your Old Option on February 19, 2002.]

   [The following relates to employees who will receive only an Exchange Option in exchange for their Eligible Options: In accordance with the terms of the Offer, InfoSpace hereby promises to grant you a nonstatutory stock option to
purchase        shares of common stock (the "New Option") on August 20, 2002.
InfoSpace has agreed to grant you the New Option in exchange for a stock option
(or stock options) to purchase an aggregate of        shares of InfoSpace
common stock (the "Old Option") that you tendered to InfoSpace for cancellation pursuant to the terms of the Offer. InfoSpace cancelled your Old Option on February 19, 2002.]

   The exercise price of the New Option will be the closing price of InfoSpace's common stock on the date of the grant, as listed on the Nasdaq National Market.

   The New Option will vest as follows: 25% of the shares subject to the New Option will be vested on the date of the grant and the remaining 75% of the shares will vest in equal monthly installments over a 3-year period beginning on the date that is one month after the date that the New Option is granted, subject to your continued active full-time employment through each such vesting date.

   The New Option will otherwise be subject to the standard terms and conditions of InfoSpace's Restated 1996 Flexible Stock Incentive Plan and a new option agreement between InfoSpace and you.

   In order to receive the New Option, you must be an eligible employee of InfoSpace or one of its subsidiaries on the date the New Option is granted. This Promise to Grant Stock Option does not constitute a guarantee of employment with InfoSpace or any of its subsidiaries for any period. Your employment with InfoSpace or any of our subsidiaries remains "at-will" and can be terminated by either you or InfoSpace at any time, with or without cause or notice. If you voluntarily terminate your employment with InfoSpace or any of our subsidiaries or if your employment is terminated by InfoSpace or any of our subsidiaries for any reason whatsoever before the New Option is granted, you will lose all rights you have to receive the New Option.

   This Promise to Grant Stock Option is subject to the terms and conditions of the Offer to Exchange dated January 15, 2002, the memorandum from Naveen Jain dated January 15, 2002, your exchange offer summary

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statement which was delivered to you no later than January 17, 2002, and the
Election Form previously completed and submitted by you to InfoSpace, all of which are incorporated herein by reference. These documents reflect the entire agreement between you and InfoSpace with respect to this transaction. This Promise to Grant Stock Option may only be amended by means of a writing signed by you and a duly authorized officer of InfoSpace.

INFOSPACE, INC.

By: _________________________________  Date: _______________________, _________

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